Exhibit (a)(1)(J)

[Election Withdrawal Form - Cash]

Office Depot, Inc. Stock Option Exchange Offer	Withdrawal From the
Election Withdrawal Form	Exchange Offer

Below is a list of your outstanding eligible stock option grants as of the beginning of the Exchange Offer period that may be surrendered for exchange in the Exchange Offer pursuant to the Offer to Exchange document. Please read this form carefully.

If you previously elected to surrender eligible stock options for exchange under the Exchange Offer and would like to withdraw your election to exchange eligible stock option grants, so that you will no longer participate in the Option Exchange, complete and submit this Election Withdrawal Form to Office Depot using either of the delivery methods prescribed below.

☐ I NO LONGER WISH TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM

Original Stock Option Grants
Grant Date	Expiration Date	Grant Price	Grant Type	Options Granted	Options Exercised	Outstanding Options

[Date]	[Date]	[$$]	[ISO/NQ]	[##]	[##]	[##]

Total:				[##]	[##]	[##]

In order to be effective, this Election Withdrawal Form must be completed, signed and received by Office Depot before the expiration deadline of 12:01 a.m., Eastern Time, on Tuesday, June 8, 2010 (or such later date as may apply if the Exchange Offer is extended).

You may rescind this Election Withdrawal Form at any time before the expiration of this Exchange Offer. Your final election(s) received before the expiration of the Exchange Offer will supersede any previous election(s).

After completing the Election Withdrawal Form, you may submit your elections to Office Depot in one of the following ways:

1)	You may scan and email the completed and signed Election Withdrawal Form to optionexchange@officedepot.com.

2)	You may fax the completed and signed Election Withdrawal Form to 1-561-438-1285.

Submissions by any other means including hand delivery, inter-office, U.S. mail, or Federal Express will not be accepted.

By withdrawing my prior election to surrender eligible stock options for exchange, I understand that I will not receive any cash for, and will continue to hold, the eligible stock options withdrawn from the Exchange Offer, which will continue to be governed by the terms and conditions of the applicable stock option agreement(s) relating to such stock options.

I acknowledge that I have read and agree to the Instructions and Agreements Forming Part of the Terms and Conditions of the Offer and I wish to make the elections indicated above with respect to the Exchange Offer.

Signed:		Date:
{NAME}

Your password for access to www.officedepot.com/options will be your Employee ID: [XXXXXXXX]